Exhibit 99

FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
Chief Executive Officer
June 7, 2011		612/617-8524
Hawkins, Inc.		Patrick.Hawkins@HawkinsInc.com
3100 East Hennepin Avenue
Minneapolis, MN 55413		Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS

FOURTH QUARTER, FISCAL 2011 RESULTS

Minneapolis, MN, June 7, 2011 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year 2011 ended April 3, 2011. Sales of $297.6 million for fiscal 2011 represented an increase of 15.8% from $257.1 million in sales for the prior fiscal year. The acquisition of Vertex, which closed in the fourth quarter of fiscal 2011, contributed $9.2 million in revenue for the period.

Net income for fiscal 2011 was $20.3 million, or $1.96 per share, fully diluted, compared to net income of $23.8 million or $2.32 per share, fully diluted, for fiscal 2010. Non-recurring, pre-tax charges incurred during fiscal 2011 included $1.0 million in additional expense as a result of the death of John Hawkins, our former Chief Executive Officer, through the accelerated vesting of his previously granted equity awards and retention bonus agreement. Other non-recurring charges include costs of approximately $0.7 million relating to the Vertex acquisition and $0.3 million related to flood preparation. These non-recurring expenses reduced income from operations by $2.0 million (approximately $1.2 million, or $0.12 per share, after tax). Gross profit and income from operations for fiscal 2011 were also negatively impacted by an increase in the LIFO inventory reserve of $3.9 million (approximately $2.5 million, or $0.24 per share, after tax), whereas fiscal 2010 gross profit and income from operations were positively impacted by a reduction in the LIFO inventory reserve of $12.6 million (approximately $7.6 million, or $0.74 per share, after tax).

For the fourth quarter ended April 3, 2011, the Company reported sales of $82.0 million and net income of $1.9 million, or $0.18 per share, fully diluted, as compared to sales of $57.9 million and net income of $5.5 million, or $0.54 per share, fully diluted, for the same period in the prior year. Non-recurring, pre-tax charges incurred during the fourth quarter of fiscal 2011 included $1.0 million in additional expense as a result of the death of John Hawkins, acquisition costs of $0.5 million, and $0.3 million of flood preparation expenses. These non-recurring expenses reduced income from operations by $1.8 million (approximately $1.1 million, or $0.10 per share, after tax). Gross profit and income from operations for the fourth quarter of fiscal 2011 were also negatively impacted by an increase in the LIFO inventory reserve of $2.6 million (approximately $1.6 million, or $0.16 per share, after tax). The fourth quarter LIFO charge was partially driven by higher inventory volumes on hand at year-end maintained to meet customer requirements during an anticipated flood as well as rising costs. Fiscal 2010 fourth quarter gross profit and income from operations were positively impacted by a reduction in the LIFO inventory reserve of $3.5 million (approximately $2.1 million, or $0.21 per share, after tax).

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

June 7, 2011

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Chief Executive Officer and President, Patrick H. Hawkins, commented, “John Hawkins’ death in March was a significant loss, both for the Company and me personally. John was unwavering in putting the customer first and conducting business with integrity — always with a view to the long-term health of the Company. You may rest assured that these guiding principles that served our customers, suppliers, employees and shareholders so well all these years will be unchanged under my leadership.” Patrick Hawkins continued, “The fourth quarter, which has traditionally been our weakest quarter due to seasonality in our business, was both rewarding and challenging for the Company. We closed the Vertex acquisition in January and are working to broaden the products and services offered to Vertex’s current customer base within our Industrial segment. Also, we expect to leverage the Vertex infrastructure to support our Water Treatment segment’s growth strategy. Through careful planning and execution, we successfully met customer requirements and avoided flood damage at our terminal facilities along the Mississippi River this spring even though two of our facilities were inaccessible for approximately four weeks. We continue to seek new business and maintain or grow our market share in the face of competitive pricing pressures. We expect these market conditions to continue into the new fiscal year.”

For fiscal 2011, Industrial segment sales were $208.7 million, an increase of 19.3% from fiscal 2010 sales of $174.9 million. The sales increase was primarily attributable to higher sales of manufactured and specialty chemical products and somewhat higher selling prices for commodity bulk chemicals due to increased commodity chemical costs. In addition, Vertex revenues of $9.2 million are included in fiscal 2011 Industrial segment sales. Water Treatment segment sales for fiscal 2011 were $88.9 million, an increase of 8.2% from fiscal 2010 sales of $82.2 million. The sales increase was primarily attributable to increased sales of manufactured and specialty chemical products.

Company-wide gross profit for fiscal 2011 was $61.9 million, or 20.8% of sales, compared to $64.4 million, or 25.1% of sales, for fiscal 2010. Competitive pricing pressures and increased operational overhead costs, partially offset by higher product sales, contributed to the lower gross profit levels reported in both segments. Gross profit for the Industrial segment was $36.9 million, or 17.7% of sales, for fiscal 2011, as compared to $37.3 million, or 21.3% of sales, for fiscal 2010. Gross profit for the Water Treatment segment was $25.0 million, or 28.1% of sales, for fiscal 2011, as compared to $27.2 million, or 33.0% of sales, for fiscal 2010.

SG&A expenses increased by $4.3 million in fiscal 2011 as compared to fiscal 2010. The increase in SG&A expenses was primarily the result of non-recurring charges related to the acceleration of expenses as a result of the death of John Hawkins and Vertex acquisition costs, in addition to higher equity incentive plan costs and legal costs.

Hawkins, Inc. distributes, blends and manufactures bulk and specialty chemicals for its customers in a wide variety of industries. Headquartered in Minneapolis, Minnesota, and with 25 facilities in 13 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

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HAWKINS, INC. REPORTS

RESULTS FOR FISCAL 2011

June 7, 2011

Page Three.

HAWKINS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Fiscal Years Ended
(In thousands, except share and per-share data)	April 3, 2011	March 28, 2010	April 3, 2011	March 28, 2010

Sales	$81,957	$57,910	$297,641	$257,099

Cost of sales	(69,971)	(42,592)	(235,739)	(192,654)

Gross profit	11,986	15,318	61,902	64,445

Selling, general and administrative expenses	(9,572)	(6,235)	(29,940)	(25,605)

Operating income	2,414	9,083	31,962	38,840

Investment income	60	98	333	286

Income from continuing operations before income taxes	2,474	9,181	32,295	39,126

Provision for income taxes	(583)	(3,647)	(11,981)	(15,388)

Income from continuing operations	1,891	5,534	20,314	23,738

Income from discontinued operations, net of tax	—	—	—	109

Net income	$1,891	$5,534	$20,314	$23,847

Weighted average number of shares outstanding-basic	10,270,479	10,253,458	10,260,135	10,250,978

Weighted average number of shares outstanding-diluted	10,356,543	10,288,857	10,352,633	10,282,993

Basic earnings per share
Earnings per share from continuing operations	$0.18	$0.54	$1.98	$2.32
Earnings per share from discontinued operations	—	—	—	0.01

Basic earnings per share	$0.18	$0.54	$1.98	$2.33

Diluted earnings per share
Earnings per share from continuing operations	$0.18	$0.54	$1.96	$2.31
Earnings per share from discontinued operations	—	—	—	0.01

Diluted earnings per share	$0.18	$0.54	$1.96	$2.32

Cash dividends declared per common share	$0.30	$0.28	$0.70	$0.66

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